Walgreen Co.
Webcast - Third Quarter Ending May 31, 2006

June 26, 2006
Hello, and thanks for tuning in to Walgreens audio webcast for the third quarter of fiscal year 2006. I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language
Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K for the fiscal year ended August 31, 2005, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]
Sales and Earnings
Today we announced third quarter earnings were up 14.2 percent to $469 million, or 46 cents per share (diluted). That came on a sales increase of 12.4 percent to $12.2 billion. This quarter’s earnings were reduced by $20.1 million pre-tax for employee stock option program expenses. Last year, these options weren’t expensed.

The quarter’s earnings also include the benefit of a $13.6 million credit from the settlement of certain prior years’ Internal Revenue Service matters. I should also note that last year’s quarter includes a pre-tax gain from litigation settlements of $6.6 million.

For the first nine months of fiscal 2006, sales increased 11.1 percent to $35.2 billion. Net earnings rose 8.8 percent to $1.34 billion or $1.31 per share, diluted. This year’s nine-month earnings were reduced by $83.7 million pre-tax for employee stock option program expenses and include the previously mentioned $13.6 million tax benefit. Last year’s nine-month period includes a similar $7.8 million tax benefit as well as a pre-tax gain of $26.3 million from litigation settlements.

This year’s third quarter LIFO provision was $24.2 million, the same as the previous year’s third quarter.

Front-end, or non-pharmacy, sales were strong in the quarter as we gained market share in 57 of our top 59 core product categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

And pharmacy sales increases turned the corner in May after a mild flu season with fewer related prescriptions compared to a year ago. We’re also seeing more patients filling prescriptions under the Medicare drug benefit program. Pharmacy accounted for 65.2 percent of our third-quarter sales.

This year’s store growth is ahead of last year’s pace. We opened 112 new stores in the third quarter, compared to 87 in the year-ago period. For the first nine months of the fiscal year, we opened or acquired 334 stores, putting us on schedule to open 475 new stores in fiscal 2006, including 390 net new locations. That doesn’t include the 76 Happy Harry’s pharmacies that will merge with Walgreens when that transaction closes in the coming weeks. Our store count as of May 31 is 5,251, a net increase of 414 from a year ago. We remain on track to operate more than 7,000 stores in 2010.

Comparable Sales
Taking a closer look at sales, total comparable drugstore sales - for stores open more than a year - were up 7.6 percent in the quarter, while front-end comparable drugstore sales rose 4.6 percent.

Pharmacy sales climbed 13.5 percent overall and 9.3 percent on a comparable drugstore basis in the quarter. The number of prescriptions filled in comparable drugstores rose 4.0 percent.

As I noted earlier, prescription gains were held back during the first two months of this quarter by a mild flu season compared to last year. We also were working against Medicaid issues in Tennessee and Puerto Rico that led to fewer patients from those plans coming into our stores. Most of the effect of these reimbursement issues will become comparable in September.

Gross Profit Margins and SO&A
Gross profit margins decreased 39 basis points versus the year-ago quarter to 27.46 as a percent to sales due in part to lower pharmacy margins from additional Medicare Part D business as well as a continued shift in our overall sales mix toward prescriptions, which carry lower margins than front-end merchandise. Those factors were partially offset by the introduction of new, higher margin generic drugs. Front end margins also decreased as a result of sales mix.

Meanwhile, selling, occupancy and administration expenses decreased 25 basis points to 21.65 as a percent to sales, despite our expensing of employee stock options. Lower legal and digital photo conversion expenses helped the SO&A ratio.

Tax Rate
The effective tax rate for the third quarter this year was 35.12 percent, compared to 37.25 percent in last year’s third quarter. The effective tax rate for the first nine months of this year was 36.35 percent, compared to 36.85 percent in the year ago period. We’re anticipating a 37 percent tax rate in this year’s fourth quarter.

[Preliminary and unaudited]
From the Balance Sheet
The consolidated balance sheet and statement of cash flows can be found within our press release. Cash and short-term investments increased from $1.4 billion at the end of last year’s third quarter to $1.8 billion at the end of this year’s third quarter.

Accounts receivable increased 34.7 percent, while accounts payable increased 32 percent. Both were driven by growth in our pharmacy benefit management business under the new Medicare prescription plan.

LIFO inventories were $5.54 billion, a 6.5 percent increase from the year ago quarter.

Share Repurchase Plan
For the first nine months of fiscal 2006, we repurchased 5.6 million shares of stock for $243 million under our $1 billion share repurchase plan announced in July 2004.

Wrapup
Through the first nine months of fiscal 2006, we’re on pace to open more net new stores this year than in any year in our 105-year history. And that doesn’t include the 76 Happy Harry’s stores we expect to add when that deal closes within the next few weeks. Our focus continues to be on organic growth, which will alone will take us to 7,000 stores in 2010.

As more industry consolidation takes place, we’ll consider select acquisitions. But we’re not counting on them - as our CEO, Dave Bernauer, said in today’s press release, we’ll only pursue ones with a solid strategic fit. And those are rare.

Opening up more stores on the most convenient corners in America will help us attract seniors to our pharmacies. With the new Medicare drug benefit, cost is taken out of the equation for most seniors when they decide where to fill their prescriptions. They’ll pay virtually the same co-pay wherever they go in their network. That means service and convenience will be the deciding factors. That’s where we’re winning - with our convenient locations, reputation and senior-friendly services like drive-thru pharmacies and large-type prescription instructions.

Thank you for listening. Our next earnings announcement, for the fourth quarter and fiscal year-end of 2006, is scheduled for Sept. 25th. Once again, thanks for being a loyal Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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